EXHIBIT 15.2


February 15, 1995


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC   20549


Re:  Conrail Inc.

Registration on Form S-8 (Registration Form No.       )

We are aware that our reports, all dated January 24, 1994, on our reviews of interim financial information of Conrail
Inc. and subsidiaries for the three-month period ended
March 31, 1993, the three and six month periods ended June
30, 1993 and the three and nine month periods ended
September 30, 1993 and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 are incorporated by reference in this registration statement. Pursuant to Rule 436 (c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania